Exhibit 99.1

ROBERT LYNCH, CEO OF PAPA JOHN’S, ELECTED TO KONTOOR BRANDS BOARD OF DIRECTORS

GREENSBORO, N.C. - February 24, 2021 - The Board of Directors of Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, has named Robert Lynch, President and Chief Executive Officer of Papa John’s International, Inc., as a director, effective March 5, 2021.

“We’re excited to welcome Rob to Kontoor’s Board of Directors,” said Bob Shearer, Chairman of the Board, at Kontoor Brands. “Rob is a proven, transformational leader who has a strong track record in guiding organizations through strategic change to drive long-term, value-creating growth. His extensive experience in leveraging marketing, innovation and digital capabilities to meet the needs of consumers will be a strong addition to our Board, particularly as Kontoor accelerates its efforts to drive brand growth.”

Mr. Lynch will serve on the Audit and the Talent and Compensation Committees of Kontoor’s Board of Directors.

Mr. Lynch, 44, was appointed as President and Chief Executive Officer of Papa John’s in August 2019. As CEO of the world’s third largest pizza delivery company, he has led the company to new growth and success, including improved financial performance, enhanced employee benefits and programs and elevated social responsibility initiatives. Mr. Lynch joined Papa John’s from Arby’s Restaurant Group where he served as President since August 2017, and served as Brand President and Chief Marketing Officer from August 2013 to August 2017. During his time at Arby’s, he led the brand’s dramatic turn-around to strong growth and profitability. Prior to Arby’s, he served as Vice President of Marketing at Taco Bell. Mr. Lynch has more than 20 years combined experience in the quick-service restaurant and consumer packaged goods industries, and also held senior roles at H.J. Heinz Company and Procter & Gamble.

Mr. Lynch holds a bachelor’s degree in economics and political science, and a Master’s in Business Administration from the University of Rochester.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts

Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com
or
Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

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